EXHIBIT 4.10

Description of Atlas Financial Holdings, Inc. Notes Registered Under Section 12 of the Securities Exchange Act of 1934
Please note that in this exhibit, references to “the Company,” “Atlas,” “we,” “our” and “us” refer to Atlas Financial Holdings, Inc., as the issuer of the Notes, unless the context requires otherwise.

The following description of the Company’s 6.625% Notes due April 26, 2022 (the “Notes”) is a summary and does not purport to be complete. The Notes are traded on the OTC Markets - Pink Sheets.

The Notes are a series of our senior unsecured debt securities as described below under “Base Provisions.” The Notes were issued under an Indenture dated as of April 26, 2017 (the “Original Indenture”), as supplemented by the First Supplemental Indenture, dated as of April 26, 2017 (the “First Supplemental Indenture” and together with the Original Indenture, the “Indenture”), between us and Wilmington Trust, National Association, as trustee (the “Trustee”). The following description of the Notes and the Indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the Notes and the Indenture. We urge you to read these documents because they, and not this description, define the rights of holders of the Notes.

General
The Notes constitute a separate series of senior unsecured debt securities under the Indenture and were issued in an initial aggregate principal amount of  $25,000,000 (all of which remain outstanding) and will mature on April 26, 2022 (referred to herein as the “maturity date”), unless redeemed earlier as described below. The Notes were issued only in fully registered book-entry form without coupons and in minimum denominations of  $25 and integral multiples of  $25 in excess thereof. The Notes were issued pursuant to the Indenture.

We may, without the consent of any of the holders of the Notes, create and issue additional senior unsecured debt securities so that those additional senior unsecured debt securities would form a single series with the Notes (referred to herein as “same-series debt securities”) or that would form a new series of senior unsecured debt securities. Such same-series debt securities would have the same terms as the Notes in all respects, except for the issue date, the issue price and the initial interest payment date. The Notes and any same-series debt securities would rank equally and ratably and would be treated as a single series of senior unsecured debt securities for all purposes under the Indenture.

The Notes bear interest at the rate of 6.625% per year, accruing from April 26, 2017. Interest on the Notes is payable quarterly in arrears on January 26, April 26, July 26 and October 26 of each year (each referred to herein as an “interest payment date”), commencing July 26, 2017, to the persons in whose names the Notes are registered at the close of business on the preceding January 11, April 11, July 11 and October 11, respectively. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, redemption date or the maturity date of the Notes is not a business day, then payment of the principal and interest may be made on the next business day. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

The registered holder of a Note will be treated as the owner of the Note for all purposes. Only registered holders have rights under the Indenture. Payment of the principal of, and interest on, the Notes represented by a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered owner and holder of such global note. See “Book-Entry, Delivery and Form of Notes” in this prospectus supplement for more information.

The Indenture contains no covenants or restrictions restricting the incurrence of debt by Atlas or its subsidiaries. The Indenture contains no financial covenants and does not restrict Atlas from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving Atlas or its subsidiaries that may adversely affect Atlas’ credit quality, except to the extent described under the headings “- Merger, Consolidation, Sale, Lease or Conveyance” and “- Certain Covenants” below.

The Notes will not be subject to, or entitled to the benefits of, a sinking fund or repurchase by Atlas at the option of the holders. In addition, the Notes will not be convertible into, or exchangeable for, any other securities.
We may from time to time purchase the Notes in the open market or otherwise.

EXHIBIT 4.10

Interest
Interest on the Notes accrues at the rate of 6.625% per annum, accruing from April 26, 2017. Interest on the Notes will be payable quarterly on January 26, April 26, July 26 and October 26 of each year, beginning July 26, 2017. Atlas will make each interest payment to the registered holders of Notes at the close of business on the January 11, April 11, July 11 and October 11 next preceding the applicable interest payment date. Interest on the Notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the Notes is computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the Notes are the amount of interest accrued from and including April 26, 2017 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.

If an interest payment date, redemption date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the Notes or such payment will accrue for the period from and after such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. A “business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or the place for payment are authorized by law, regulation or executive order to remain closed.

Methods of Receiving Payments on the Notes
The Notes are payable as to principal and interest at the office or agency of the paying agent (which may be Atlas) or, at our option, payment of interest may be made by check mailed to the holders of the Notes at their addresses set forth in the register of holders, and provided that all payments of principal and interest with respect to Notes a holder of which owns at least $10 million aggregate principal amount of Notes and has given wire transfer instructions to the paying agent at least ten (10) business days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holder thereof.

Optional Redemption
We may, at our option, on April 26, 2020, or on any scheduled interest payment date thereafter, redeem the Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the holders of the Notes. The Notes will be redeemable at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but not including, the date of redemption.

On and after any redemption date, interest will cease to accrue on the Notes called for redemption. On or prior to any redemption date, Atlas is required to deposit with the paying agent money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date.

Selection and Notice
If less than all of the Notes are to be redeemed at any time, the Notes will be redeemed according to DTC’s procedures or, in the case of definitive notes, on a pro rata basis. Notes and portions of Notes selected shall be in minimum amounts of  $25 or whole multiples of  $25 in excess thereof, except that, if all of the Notes of a holder are to be redeemed, the entire outstanding amount of Notes held by such holder, even if not a multiple of  $25, shall be redeemed.

Notice of redemption will be given to each holder of Notes to be redeemed at least 30 but no more than 60 days before the applicable redemption date, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of any Note being redeemed in part upon surrender for cancellation of the original Note. Notes called for redemption become due and payable on the date fixed for redemption.

Listing
The Notes were listed on the Nasdaq Global Market until December 27, 2019 and are currently listed on the OTC Markets - Pink Sheets.

Events of Default; Waiver
An “event of default,” when used in the Indenture, means any of the following:

•	Atlas’ default in the payment of any installment of interest on the Notes as and when due and payable, and continuance of such default for a period of 30 days;

•	Atlas’ default in the payment of the principal on the Notes as and when due and payable either at maturity, upon redemption, by declaration of acceleration or otherwise;

EXHIBIT 4.10

•
Atlas’ failure to duly observe or perform any of the covenants, warranties or agreements on the part of Atlas in respect of the Notes in the Indenture (other than a covenant, warranty or agreement, a default in whose performance or whose breach is specifically dealt with in the section of the Indenture governing events of default) and the continuance of such default or breach for a period of 90 days after the date on which written notice of such failure, specifying such failure and requiring the same to be remedied, shall have been given to Atlas by the Trustee, by registered mail, or to Atlas and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes;

•
if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of Atlas, whether such indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $25 million in principal amount of such indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such indebtedness in principal amount in excess of  $25 million becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after the date on which written notice of such failure, specifying such failure and requiring the same to be remedied, shall have been given to Atlas by the Trustee, by registered mail, or to Atlas and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes;

•
the failure by Atlas within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of  $25 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

•
a decree or order by a court having jurisdiction in the premises shall have been entered adjudging Atlas bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of Atlas under the Federal bankruptcy laws or any other similar applicable Federal or state law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee or other similar official in bankruptcy or insolvency of Atlas or of all or substantially all of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or

•
Atlas shall institute proceedings to be adjudicated voluntarily bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking an arrangement or a reorganization under the Federal bankruptcy laws or any other similar applicable Federal or state law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or liquidator or trustee or assignee or other similar official in bankruptcy or insolvency of it or of all or substantially all of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due.

If an event of default occurs and continues, the Trustee by notice to Atlas, or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to Atlas (with a copy to the Trustee), may declare the entire principal of and all accrued but unpaid interest on all the Notes to be due and payable immediately. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, such declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the outstanding Notes. The Indenture also provides that the holders of a majority in principal amount of the Notes may waive any existing default with respect to the Notes and its consequences, except a default in the payment of the principal of and interest on the Notes.

The holders of a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may decline to follow any such direction if the Trustee determines upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith determines that the action or proceeding so directed would involve the Trustee in personal liability or if the Trustee in good faith determines that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of holders of the Notes not joining in the giving of such directions. In addition, the Trustee may take any other action deemed proper by the Trustee not inconsistent with such direction received from the holders of the Notes. The Trustee shall not be obligated to take any action at the direction of holders unless such holders have provided to the Trustee security or indemnity satisfactory to the Trustee.

In case an event of default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of Notes unless such holders have offered to the Trustee indemnification satisfactory to the Trustee. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a Note may pursue any remedy with respect to the Indenture or such Note unless:

•	such holder has previously given the Trustee written notice of the occurrence of an event of default and the continuance thereof;

•	holders of not less than 25% in aggregate principal amount of the outstanding Notes have made a written request to the Trustee to pursue the remedy;

EXHIBIT 4.10

•	such holders provide to the Trustee security or indemnity reasonably acceptable to the Trustee against any loss, liability or expense;

•	the Trustee has not complied with such request within 60 days after receipt of the request and the provision of security or indemnity reasonably acceptable to the Trustee; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction inconsistent with the request within such 60-day period.

Except in the case of a default or event of default in payment of principal of and interest on any Note, the Trustee will be protected in withholding notice of a default or event of default if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the holders of the Notes. Atlas is required to deliver to the Trustee annually a statement from its applicable officers regarding whether or not they have knowledge of any default or event of default. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the Indenture with respect to the Notes.

Ranking
The Notes will be senior unsecured indebtedness of Atlas Financial Holdings, Inc. only and will not be obligations of or guaranteed by any of its subsidiaries. As such, the Notes will:

•	rank senior in right of payment to any of Atlas’ existing and future indebtedness and other obligations that are, by their terms, expressly subordinated or junior in right of payment to the Notes;

•
rank equally in right of payment to all of Atlas’ existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated or junior in right of payment to the Notes;

•
be effectively subordinated to all of Atlas’ existing and future secured indebtedness and other obligations to the extent of the value of the collateral securing such secured indebtedness and other obligations; and

•	be structurally subordinated to the indebtedness and other obligations of all of Atlas’ subsidiaries.

Merger, Consolidation, Sale, Lease or Conveyance
The terms of the Indenture and the Notes do not prevent any consolidation or merger of Atlas with or into any other person, or successive consolidations or mergers in which Atlas or its successor or successors is a party or parties, or prevent any sale, conveyance or lease of all or substantially all of the property of Atlas to any other person authorized to acquire and operate the same. However, the terms of the Indenture and the Notes require that any such consolidation, merger, sale, conveyance or lease be upon the condition that:

•
immediately after such consolidation, merger, sale, conveyance or lease, the person formed by or surviving any such consolidation or merger, or to which such sale, conveyance or lease is made, is not in default in the performance or observance of any of the terms, covenants and conditions of the Indenture to be kept or performed by Atlas; and

•
the due and punctual payment of the principal of and premium, if any, and interest on the Notes, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by Atlas, are expressly assumed by the person (if other than Atlas) formed by such consolidation, or into which Atlas is merged, or by the person which shall have acquired or leased such property.

Upon any such consolidation or merger, sale, lease or conveyance, the successor corporation formed, or into which Atlas is merged or to which such sale, conveyance or transfer is made, shall succeed to, and be substituted for, Atlas under the Indenture with the same effect as if it had been an original party to the Indenture. As a result, Atlas will be released from all its liabilities and obligations under the Indenture and under the Notes.

Although there is a limited body of case law interpreting the phrase “substantially all” and similar phrases, there is no precisely established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “substantially all” the property or assets of a person.

Certain Covenants
Subject to certain exceptions, the Indenture:

•
prohibits Atlas from, directly or indirectly, selling, assigning, pledging, transferring or otherwise disposing, and Atlas cannot permit any of its subsidiaries to, directly or indirectly, sell, pledge, assign, transfer or otherwise dispose of, shares of voting capital stock, or securities convertible into voting capital stock, or options, warrants or rights to subscribe for or purchase voting capital stock of a Material Subsidiary; and

•
prohibits Atlas from permitting a Material Subsidiary to issue, sell or otherwise dispose of any shares of its voting capital stock or securities convertible into its voting capital stock or options, warrants or rights to subscribe for or purchase its

EXHIBIT 4.10

voting capital stock, unless Atlas will own, directly or indirectly, at least 90% of the issued and outstanding voting stock of the Material Subsidiary after giving effect to that transaction. The covenant described in the preceding sentence does not apply to any transaction of the type described above under “- Merger, Consolidation, Sale, Lease or Conveyance.”

Furthermore, under the Indenture, Atlas may not permit a Material Subsidiary to:

•
merge or consolidate with or into any corporation or other person, unless such Material Subsidiary is the surviving corporation or person, or unless Atlas will own, directly or indirectly, at least 90% of the surviving corporation’s issued and outstanding voting stock;

•
lease, sell, assign or transfer all or substantially all of its properties and assets to any corporation or other person (other than us), unless Atlas will own, directly or indirectly, at least 90% of the issued and outstanding voting stock of that corporation or other person; or

•
pay any dividend in a Material Subsidiary’s voting capital stock or make any other distribution in its voting capital stock, other than to Atlas or its other subsidiaries, unless the Material Subsidiary to which the transaction relates, after obtaining any necessary regulatory approvals, unconditionally guarantees payment of the principal and any premium and interest on the Notes.

A Material Subsidiary means a direct or indirect subsidiary of Atlas that is an insurance company with statutory surplus of at least $15 million for the most recently completed fiscal quarter.

However, Atlas may agree to any such merger or consolidation or sale, lease, assignment, pledge or transfer of securities, properties or assets if: (i) required by law and such lease, sale, assignment or transfer of securities is made to any person for the purpose of the qualification of such person to serve as a director; (ii) such lease, sale, assignment or transfer of securities is made by Atlas or any of its subsidiaries acting in a fiduciary capacity for any person other than Atlas or any of its subsidiaries; (iii) made in connection with the consolidation of Atlas with or the sale, lease or conveyance of all or substantially all of the assets of Atlas to, or merger of Atlas with or into, any other person (as to which the covenant described above under the heading “- Merger, Consolidation, Sale, Lease or Conveyance” shall apply); or (iv) it is required as a condition imposed by any law or any rule, regulation or order of any governmental agency or authority to the acquisition by Atlas of another entity; provided that in the case of  (iv) only, after giving effect to such acquisition, (y) at least 90% of the issued and outstanding voting stock of such entity will be owned, directly or indirectly, by Atlas and (z) Atlas’ consolidated assets will be at least equal to 70% of its consolidated assets prior to the acquisition. These covenants will not prohibit Atlas or a Material Subsidiary from pledging any assets to secure borrowings incurred in the ordinary course of business.

Furthermore, for so long as the Notes are outstanding, Atlas may not under the Indenture, nor may it permit any of its subsidiaries to, incur debt for borrowed money, commitments for the extension of debt for borrowed money or other obligations in excess of the greater of  (i) $10 million and (ii) 10% of shareholders’ equity as reported in the most recent consolidated financial statements filed with the Securities and Exchange Commission, in each case in the aggregate, which is secured by any shares of voting stock of a Material Subsidiary (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of that voting stock) without making effective provision for securing the Notes equally and ratably with that secured debt. However, this covenant will not apply to the extent that Atlas continues to own, directly or indirectly, at least 90% of the issued and outstanding voting stock of each Material Subsidiary (treating that encumbrance as a transfer of those shares to the secured party). The foregoing restriction does not apply to any:

•
pledge, encumbrance or lien to secure Atlas’ indebtedness or the indebtedness of a subsidiary as part of the purchase price of such shares of voting stock, or incurred prior to, at the time of or within 120 days after acquisition thereof for the purpose of financing all or any part of the purchase price thereof;

•
lien for taxes, assessments or other government charges or levies (i) which are not yet due or payable without penalty, (ii) which Atlas is contesting in good faith by appropriate proceedings so long as Atlas has set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) which secure obligations of less than $500,000 in amount; or

•
lien of any judgment, if that judgment (i) is discharged, or stayed on appeal or otherwise, within 90 days, (ii) is currently being contested in good faith by appropriate proceedings so long as Atlas has set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles or (iii) involves claims of less than $500,000.

The holders of not less than a majority in aggregate principal amount of the Notes may waive compliance in a particular instance by Atlas with any provision of the Indenture or the Notes, including the foregoing covenants, except as otherwise stated below under “- Modification of the Indenture.”

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Satisfaction and Discharge
The Indenture will be discharged and will cease to be of further effect as to all Notes (except for certain surviving rights of the Trustee and Atlas’ obligations with respect thereto), when:

1.
either: (a) all Notes that have been authenticated and delivered, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for which payment has been deposited in trust or segregated and held in trust by Atlas and thereafter repaid to Atlas, have been delivered to the Trustee for cancellation; or (b) all Notes that have not been delivered to the Trustee for cancellation (i) have become due and payable at their stated maturity, (ii) shall become due and payable within one year or (iii) if redeemable at Atlas’ option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of Atlas and Atlas has irrevocably deposited with the Trustee or the paying agent, in trust, for the benefit of the holders of the Notes, cash in United States dollars and/or non-callable government securities in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued but unpaid interest, to the date of maturity or redemption, as the case may be;

2.	Atlas has paid all sums payable by it under the Indenture with respect to the Notes;

3.	Atlas has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

4.	Atlas has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that the conditions precedent to the satisfaction and discharge of the Notes have been satisfied.

Legal Defeasance and Covenant Defeasance

Legal Defeasance
Atlas will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 91st day after it has made the deposit referred to below, and the provisions of the Indenture will cease to be applicable with respect to the Notes (except for, among other matters, certain obligations to register the transfer of or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold funds for payment in trust) if:

1.
Atlas has irrevocably deposited with the Trustee, in trust, cash in United States dollars and/or non-callable government securities that will provide funds in an amount sufficient, without reinvestment, in the opinion of a nationally recognized public accounting firm, to pay the principal of, premium, if any, and accrued interest on the Notes at the time such payments are due or on the applicable redemption date in accordance with the terms of the Indenture;

2.
Atlas has delivered to the Trustee: (i) an opinion of counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the Indenture; and (ii) an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940 and, after the passage of 91 days following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

3.
no default (as defined above) or event of default will have occurred and be continuing on the date of such deposit, or insofar as events of default due to certain events of bankruptcy, insolvency or reorganization in respect of Atlas are concerned, during the period ending on the 91st day after the date of such deposit;

4.
Atlas shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that, subject to certain assumptions and exclusions, all conditions precedent provided for or relating to the defeasance have been complied with; and

5.	the Trustee shall have received such other documents, assurances and opinions of counsel as the Trustee shall have reasonably required.

EXHIBIT 4.10

Covenant Defeasance
Atlas will not need to comply with certain restrictive covenants, and the provisions of the Indenture will cease to be applicable with respect to an event of default under the Notes other than an event of default due to its failure to pay the principal of or interest on the Notes when due, upon the satisfaction of the conditions described in clauses 1, 2, 3, 4 and 5 of the preceding paragraph.

If Atlas exercises its option to omit compliance with certain provisions of the Indenture as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or non-callable government securities on deposit with the Trustee may not be sufficient to pay amounts due on the Notes at the time of acceleration resulting from such event of default. In such event, Atlas will remain liable for such payments.

Modification of the Indenture
With the consent of the holders of greater than 50% in aggregate principal amount of the Notes then outstanding, waivers, modifications and alterations of the terms of the Indenture may be made which affect the rights of such holders of the Notes. However, no modification or alteration may, without the consent of all holders of the Notes then outstanding affected thereby:

•	change the stated maturity of the principal of, or any premium or any installment of interest on, the Notes;

•	reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any premium payable upon the redemption of, the Notes;

•	change the redemption provisions of the Notes;

•	change the place of payment or the coin or currency in which the principal of or any premium or interest on the Notes is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the Notes or, in the case of redemption, on or after the redemption date;

•
modify any of the provisions of the indenture relating to the offices for notices and payments, filling vacancies in the Trustee’s office, and paying agent provisions in a manner adverse to holders of the debt securities; or

•	reduce the percentage of Notes, the holders of which are required to:

•	consent to any supplemental indenture;

•	rescind and annul a declaration that the Notes are due and payable as a result of the occurrence of an event of default;

•	waive any past event of default under the Indenture and its consequences; and

•	waive compliance with other specified provisions of the Indenture.

In addition, as described in the description of  “Events of Default; Waiver” set forth above, holders of greater than 50% in aggregate principal amount of the Notes then outstanding may waive past events of default with respect to the Notes in specified circumstances and may direct the trustee in enforcement of remedies.

Atlas and the Trustee may, without the consent of any holders, modify and supplement the Indenture:

•
to evidence the succession of another corporation to Atlas under the Indenture, or successive successions, and the assumption by the successor corporation of our covenants, agreements and obligations pursuant to the Indenture;

•
to add to the covenants applicable to Atlas such further covenants, restrictions, conditions or provisions as our board of directors and the Trustee shall consider to be for the protection of the holders of the Notes, and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or event of default with respect to such series permitting the enforcement of all or any of the several remedies provided in the Indenture; provided, however, that in respect of any such additional covenant, restriction or condition, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such default or may limit the remedies available to the Trustee upon such default;

•
to cure any ambiguity or to correct or supplement any provision contained in the Indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the Indenture or in any supplemental indenture or any description of such provision contained in this “Description of the Notes;”

•	to convey, transfer, assign, mortgage or pledge any property to or with the Trustee;

•
to make other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of the holders and to make any change that would provide additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

•
to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the Indenture with respect to the Notes and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

EXHIBIT 4.10

•
to modify, amend or supplement the Indenture in such a manner as to permit the qualification of any supplemental indenture under the Trust Indenture Act of 1939 as then in effect, except that nothing contained in the Indenture shall permit or authorize the inclusion in any supplemental indenture of the provisions referred to in Section 316(a)(2) of the Trust Indenture Act of 1939;

•
to provide for the issuance under the Indenture of debt securities in coupon form (including debt securities registrable as to principal only) and to provide for exchangeability of such debt securities with debt securities of the same series issued hereunder in fully registered form and to make all appropriate changes for such purpose;

•
to change or eliminate any of the provisions of the Indenture; provided, however, that any such change or elimination shall become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision; and

•	to establish any additional form of debt security and to provide for the issuance of any additional series of debt securities.

Outstanding Notes; Determinations of Holders’ Actions
Notes outstanding at any time are the Notes authenticated by the Trustee except for those cancelled by it, those mutilated, destroyed, lost or stolen that have been replaced by the Trustee, those delivered to the Trustee for cancellation and those described below as not outstanding. A Note does not cease to be outstanding because Atlas or an affiliate of Atlas holds the Note; provided, that in determining whether the holders of the requisite principal amount of Notes have given or concurred in any request, demand, authorization, direction, notice, consent, amendment or waiver, Notes owned by Atlas or an affiliate of Atlas will be disregarded and deemed not to be outstanding; provided further, that for purposes of determining whether the Trustee shall be protected in relying on such request, demand, authorization, notice, consent, amendment or waiver, only Notes which a responsible officer of the Trustee actually knows are so owned shall be disregarded. If the paying agent holds on a redemption date money or securities sufficient to pay Notes payable on that date, then immediately after such redemption date such Notes will cease to be outstanding.

The Trustee may make reasonable rules for action by or a meeting of holders of the Notes. The registrar or paying agent may make reasonable rules and set reasonable requirements for its functions.

Limitation on Individual Liability
No director, officer, employee, incorporator or stockholder of Atlas, as such, will have any liability for any obligations of Atlas under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of a Note, by accepting a Note waives and releases such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Trustee
Wilmington Trust, National Association will act as trustee for the Notes under the Indenture, as permitted by the terms thereof. At all times, the Trustee must be organized and doing business under the laws of the United States or any state thereof, and must comply with the applicable requirements under the Trust Indenture Act. The Trustee may resign at any time by giving Atlas written notice and may be removed as Trustee with respect to the Notes:

•	by notification in writing by the holders of a majority in aggregate principal amount of the outstanding Notes; or

•
by Atlas if the Trustee (i) fails to comply with the obligations imposed upon it under the Trust Indenture Act; (ii) is not organized and doing business under the laws of the United States or any state thereof; (iii) becomes incapable of acting as Trustee; or (iv) a court takes certain actions with respect to such Trustee relating to bankruptcy or insolvency.

If the Trustee resigns or is removed, or if a vacancy exists in the office of the Trustee for any reason, Atlas will promptly appoint a new Trustee. A resignation or removal of the Trustee will become effective only upon the successor Trustee’s acceptance of appointment in writing. The successor Trustee will deliver a notice of its succession to holders of the Notes.

If the Trustee acquires any conflicting interest, as defined in the Trust Indenture Act, with respect to the Notes, within 90 days after the Trustee has acquired a conflicting interest which has not been cured or waived, the Trustee would generally be required by the Trust Indenture Act to eliminate that conflicting interest or resign as Trustee with respect to the Notes issued under the Indenture. If the Trustee resigns, Atlas is required to promptly appoint a successor trustee with respect to the Indenture and the Notes.

The Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses, losses and liabilities which might be incurred by it in compliance with such request or direction.

EXHIBIT 4.10

The Trustee and/or certain of its affiliates may provide banking, investment and other services to us. A trustee under the Indenture may act as trustee under any of our other indentures.

Notices
Any notices required to be given to the holders of the Notes will be given to DTC, and DTC will communicate these notices to DTC participants in accordance with its standard procedures.

Governing Law
The Indenture and the Notes are governed by, and will be construed in accordance with, the laws of the State of New York. The Indenture will be subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Book-Entry, Delivery and Form of Notes

General
The Notes were issued in registered, global form in minimum denominations of  $25 and integral multiples of  $25 in excess thereof. The Notes were issued on the issue date therefor only against payment in immediately available funds.

The Notes initially were represented by one or more permanent global certificates (which may be subdivided) in definitive fully registered form without interest coupons (referred to herein as “global notes”). The global notes were deposited with, or on behalf of, DTC and were registered in the name of DTC or its nominee. Investors may hold their beneficial interests in a global note directly through DTC or indirectly through organizations which are participants in the DTC system.

Except as set forth in this prospectus supplement relating to the Notes, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for Notes in certificated form except in the limited circumstances described below under “- Exchange of Book Entry Notes for Certificated Notes.” Transfer of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct and indirect participants, which may change from time to time.

Depositary Procedures
The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither Atlas nor the Trustee takes any responsibility for these operations and procedures and urges investors to contact the systems or their participants to directly discuss these matters.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (referred to herein as “participants”), and to facilitate the clearance and settlement of transactions in those securities between participants through electronic, computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to banks, securities brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly (referred to herein as “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of participants and indirect participants.

DTC has advised us that, pursuant to procedures established by it:

•	upon deposit of the global notes, DTC will credit the accounts of participants designated by the underwriters with portions of the principal amount of the global notes; and

•
ownership of interests in the global notes will be shown on, and the transfer of ownership of the global notes will be effected only through, records maintained by DTC (with respect to participants) or by participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

Upon issuance, a holder may hold its interests in the global notes directly through DTC if it is a participant, or indirectly through organizations that are participants or indirect participants. The depositaries, in turn, will hold interests in the Notes in customers’ securities accounts in the depositaries’ names on the books of DTC.

EXHIBIT 4.10

All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to those persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge its interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interests, may be affected by the lack of a physical certificate evidencing its interests. For certain other restrictions on the transferability of the Notes, see “- Exchange of Book Entry Notes for Certificated Notes.”

Except as described below, owners of interests in the global notes will not have Notes registered in their name, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

Payments on the global notes registered in the name of DTC, or its nominee, will be payable in immediately available funds by the Trustee (or the paying agent if other than the Trustee) to DTC or its nominee in its capacity as the registered holder under the Indenture. Atlas and the Trustee, as applicable, will treat the persons in whose names the Notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Neither the Trustee nor any agent thereof has or will have any responsibility or liability for:

•
any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global notes; or

•	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised Atlas that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by participants and indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of participants or indirect participants and will not be the responsibility of DTC, the Trustee, as applicable, or Atlas.

Neither Atlas nor the Trustee will be liable for any delay by DTC or any of its participants or indirect participants in identifying the beneficial owners of the Notes, and Atlas and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Redemption notices shall be sent to DTC or its nominee.

Initial settlement for the Notes was made in immediately available funds. Any secondary market trading activity in interests in the global notes will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will settle in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants who have an interest in DTC’s global notes in respect of the portion of the principal amount of the Notes as to which the participant or participants has or have given direction. However, if an event of default exists under the Indenture, DTC reserves the right to exchange the global notes for Notes in certificated form and to distribute the certificated Notes to its participants.

Atlas believes that the information in this section concerning DTC and its book-entry system has been obtained from reliable sources, but Atlas does not take responsibility for the accuracy of this information. Although DTC will agree to the procedures described in this section to facilitate transfers of interests in the global notes among participants in DTC, DTC is not obligated to perform or to continue to perform these procedures, and these procedures may be discontinued at any time by giving reasonable notice. Neither Atlas nor the Trustee will have any responsibility or liability for any aspect of the performance by DTC or its participants or indirect participants of any of their respective obligations under the rules and procedures governing their operations or for maintaining, supervising or reviewing any records relating to the global notes that are maintained by DTC or any of its participants or indirect participants.

Exchange of Book-Entry Notes for Certificated Notes
A global note is exchangeable for certificated Notes in definitive, fully registered form without interest coupons if:

•
DTC notifies Atlas that it is unwilling or unable to continue as depositary for the global notes and Atlas fails to appoint a successor depositary within 90 days of receipt of DTC’s notice, or DTC has ceased to be a clearing agency

EXHIBIT 4.10

registered under the Exchange Act and Atlas fails to appoint a successor depositary within 90 days of becoming aware of this condition;

•	at Atlas’ request, DTC notifies holders of the Notes that they may utilize DTC’s procedures to cause the Notes to be issued in certificated form, and such holders request such issuance; or

•	an event of default, or any event which after notice or lapse of time or both would be an event of default, exists under the Indenture and a request is made by DTC or one of its participants.

In addition, beneficial interests in a global note may be exchanged by or on behalf of DTC for certificated Notes upon request by DTC, but only upon at least 20 days prior written notice given to the Trustee in accordance with DTC’s customary procedures. In all cases, certificated Notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository in accordance with its customary procedures.